Exhibit 99.1
Genomic Health, Inc. Announces Second Quarter 2006 Financial Results and Raises Full-Year
Testing Volume and Revenue Guidance
— Revenue Growth Driven By Both Medicare and Non-Medicare Reimbursement —
— Peer-Reviewed Publications and Increased Test Services Delivered Support Use of Oncotype DX —
— Two U.S. Patents Issued —
— Conference Call at 4:30 p.m. Eastern Today —
REDWOOD CITY, Calif., Aug. 1, 2006 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results for the second quarter and six months ended June 30, 2006.
Total revenue was $8.4 million in the second quarter of 2006, compared to $1.2 million in the second quarter of 2005. Oncotype DX product revenue was $7.8 million, compared to $1.1 million in the second quarter of 2005 and $4.2 million in the first quarter of 2006.
During the second quarter of 2006, approximately 30 percent of product revenue was recorded on an accrual basis and recognized at the time the service was delivered, reflecting established payment patterns from payors with coverage policies in place. The balance of product revenue was recognized upon cash collection.
Product revenue from non-Medicare sources was $3.0 million in the second quarter, up 43% compared to the first quarter of 2006.
Product revenue from Medicare in the second quarter of 2006 was $4.8 million, $2.8 million of which included payments for services delivered prior to the effective date of coverage from National Heritage Insurance Company, Medicare’s California contractor. Product revenue from Medicare was up from $2.0 million in the first quarter of 2006, of which $1.5 million included payments for services prior to the effective date. Genomic Health believes these retrospective payments represent the vast majority of prior outstanding services provided to Medicare, and expects that product revenue from Medicare in the third quarter of 2006 will decrease from the second quarter of 2006.
The company recorded $0.6 million of contract revenue in the second quarter of 2006, as compared to $0.1 million in the second quarter of 2005 and $0.9 million in the first quarter of 2006. All of the contract revenue in the first six months of 2006 was from collaborations with two partners.
Cost of product revenue was $2.5 million for the second quarter of 2006 as compared to $1.6 million in the second quarter of 2005 and $2.1 million in the first quarter of 2006. Test service volume in the second quarter of 2006 was more than twice that of the second quarter of 2005. As a result, the cost per test service delivered decreased in the second quarter of 2006 compared to the second quarter of 2005.
Research and development expenses for the second quarter of 2006 were $2.7 million, compared to $2.4 million in the second quarter of 2005. Selling and marketing, and general and administrative expenses for the second quarter of 2006 were $8.6 million, compared to $5.5 million for the same period in 2005.
The company recorded a net loss of $4.9 million in the second quarter of 2006, compared to a net loss of $8.1 million in the second quarter of 2005. Basic and diluted net loss per share applicable to common stockholders was $0.20 for the second quarter of 2006 compared to a net loss per share of $4.07 in the second quarter of 2005.
On a pro forma basis, basic and diluted net loss per share was $0.20 for the three months ended June 30, 2006 compared to $0.43 for the same period in 2005. The pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.
Financial Results for Six Months Ended June 30, 2006
Total revenue for the six months ended June 30, 2006 was $13.4 million, compared to $1.7 million for the first six months of 2005. Product revenue for the six months ended June 30, 2006 was $12.0 million, compared to $1.6 million for the first six months of 2005. Product revenue from Medicare for test services provided prior to the February 27 coverage policy effective date amounted to $4.3 million through June 30, 2006. The company recorded $1.4 million of contract revenue in the six months ended June 30, 2006 compared to $0.1 million of contract revenue for the first six months of 2005.
Cost of product revenue for the six months ended June 30, 2006 was $4.5 million, compared to $2.9 million for the comparable period in 2005. Research and development expenses for the first six months of 2006 were $5.4 million as compared to $4.6 million in the first six months of 2005. Selling and marketing, and general and administrative expenses for the first six months of 2006 were $16.3 million as compared to $10.2 million in the first six months of 2005.
Net loss for the six months ended June 30, 2006 was $11.7 million, compared to $15.7 million for the first six months of 2005. Basic and diluted net loss per share was $0.48 for the six months ended June 30, 2006 compared to a net loss per share of $7.92 for the first six months of 2005.
On a pro forma basis, basic and diluted net loss per share was $0.48 for the six months ended June 30, 2006, compared to $0.84 for the same period in 2005. The pro forma and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.
Cash and cash equivalents at June 30, 2006 were $55.1 million, compared to $69.5 million at December 31, 2005 and $61.4 million at March 31, 2006.
“We had a good second quarter marked by strong revenue growth, publication of two peer-reviewed articles supporting use and reimbursement of Oncotype DX, and data demonstrating the potential of a new test we are developing to determine likelihood of colon cancer recurrence,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We continued to grow clinical and payor support for and utilization of Oncotype DX, which drove strong sequential growth in test services delivered to both Medicare patients and privately insured patients. We are conducting research studies in a variety of cancers and expect to move one of these programs into full-scale development before the end of 2006.”
Recent Highlights and Accomplishments
Publications & Scientific Presentations
•	In May, the peer-reviewed Journal of Clinical Oncology (JCO) published results of a large-scale trial conducted with the National Surgical Adjuvant Breast and Bowel Project (NSABP) confirming that Oncotype DX predicts the likelihood of chemotherapy benefit, in addition to quantifying the risk of breast cancer recurrence, in a large portion of women with early-stage breast cancer.
•	Coinciding with the JCO publication, the National Cancer Institute announced the launch of TAILORx (Trial Assigning IndividuaLized Options for Treatment (Rx)), a first-of-its-kind individualized treatment trial that will utilize the Oncotype DX service for more than 10,000 women from 900 sites in the United States and Canada to identify and randomize treatment for approximately 4,000 women whose Oncotype DX Recurrence Scores fall into a midrange (i.e. from 11-25). Women whose Oncotype DX Recurrence Scores fall outside this range will not be randomized.
•	Also in May, the peer-reviewed journal Breast Cancer Research published results from a large clinical study conducted by Kaiser Permanente confirming that Oncotype DX helps predict in a community setting the likelihood of breast cancer survival at 10 years.
•	At the 2006 American Society of Clinical Oncology (ASCO) meeting in June, a study conducted with the NSABP was presented demonstrating correlation between gene expression and colon cancer recurrence in patients with stage II and III colon cancer treated with surgery. These data support additional studies and development of an Oncotype DX test service for colon cancer.
Patents
•	In June, the company and NSABP were granted U.S. patent 7,056,674 covering the utility of two of the genes utilized in Oncotype DX for breast cancer prognosis testing.
•	In July, the company was granted U.S. patent 7,081,340 covering the utility of 12 genes utilized in Oncotype DX for predicting the likelihood of long-term survival of a breast cancer patient without the recurrence of breast cancer.
Physician Adoption
•	More than 3,250 test services were delivered in the second quarter of 2006, compared to more than 1,300 in the second quarter of 2005 and more than 2,900 in the first quarter of 2006. Approximately 18 percent of test services delivered in the second quarter were for Medicare patients.
•	Over 3,400 physicians have ordered a cumulative total of more than 13,000 test services for their patients since the Oncotype DX breast cancer service became commercially available.
Commercial and Regulatory
•	During July, we increased our field sales team to 40 individuals and expanded our commercial laboratory facilities, which we expect will eventually allow over a three-fold increase in processing capability for our Oncotype DX test service.
•	The company continues its ongoing dialogue with the U.S. Food and Drug Administration (FDA) with respect to the regulatory status of our testing service. The company has presented information regarding Oncotype DX to FDA and continues to believe that its services are appropriately regulated under the Clinical Laboratory Improvement Amendments of 1988 (CLIA).
2006 Financial Guidance
The company is providing the following revised financial guidance for the full year ending December 31, 2006:
•	Test Services Delivered: Approximately 13,500 (previous guidance was approximately 12,000).
•	Total Revenue: $24 million to $26 million (previous guidance was $14 million to $18 million). Quarter-to-quarter fluctuation is expected in reported revenues.
•	Net Loss: $31 million to $35 million (previous guidance was $37 million to $43 million).
Conference Call Details
To access the live conference call today, August 1 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally. The conference ID is 3456542. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 7 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 3456542.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test service, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and chemotherapy benefit in early-stage breast cancer patients. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the extent of retrospective payments from Medicare in future quarters; the level of product revenue derived from Medicare patients; our ability to increase revenue; the outcome or success of clinical trials or studies; the applicability of clinical study results to actual outcomes; our ability to develop and commercialize other test services and the specific attributes of any such test services; our ability to increase clinical and payor support for and use of our test services and the impact of these factors on our future growth; our ability to move a research study into full development before year-end; the expected impact of our facilities expansion on our processing capabilities; the number of test services delivered, and our total revenue and net loss, in 2006; and the status of regulation by the U.S. Food and Drug Administration (FDA) of our test service and our belief that our test service is properly regulated under CLIA. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test services; the risk that we may not obtain sufficient levels of reimbursement for our existing test service and any future services we may develop; the risks and uncertainties associated with the regulation of our test services by FDA; our ability to compete against third parties; our ability to develop and commercialize new test services; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies and the other risks set forth in our filings with the Securities and Exchange Commission, including the risks set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
(Financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$7,815	$1,143	$12,005	$1,585
Contract revenues	564	100	1,434	100

Total revenues	8,379	1,243	13,439	1,685

OPERATING EXPENSES:
Cost of product revenues	2,468	1,588	4,527	2,874
Research and development	2,738	2,425	5,449	4,630
Selling and marketing	5,806	4,033	10,901	7,415
General and administrative	2,818	1,435	5,440	2,787

Total operating expenses	13,830	9,481	26,317	17,706

Operating loss	(5,451)	(8,238)	(12,878)	(16,021)

Other income (expense):
Interest income	646	197	1,338	393
Interest expense	(113)	(72)	(208)	(72)
Other income	3	0	3	1

Net loss	($4,915)	($8,113)	($11,745)	($15,699)

Basic and diluted net loss per share	($0.20)	($4.07)	($0.48)	($7.92)

Shares used to compute basic and diluted net loss per share	24,500,912	1,993,305	24,490,432	1,981,817

Pro forma basic and diluted net loss per share	($0.20)	($0.43)	($0.48)	($0.84)

Shares used to compute pro forma basic and diluted net loss per share	24,500,912	18,807,624	24,490,432	18,796,136

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)

Cash and cash equivalents	$21,354	$18,839
Short term investments	33,740	50,688
Accounts receivable	1,044	314
Other receivable	139	—
Prepaid expenses and other current assets	2,055	1,621

Total current assets	58,332	71,462

Property and equipment, net	7,912	3,597
Restricted cash	500	500
Other assets	152	240

Total assets	$66,896	$75,799

Accounts payable	$840	$1,393
Other current liabilities	4,448	2,978
Deferred revenue	503	238
Capital leases, short-term	1,348	1,052
Capital leases, long-term	2,667	2,621
Stockholder’s equity	57,090	67,517

Total liabilities and stockholders’ equity	$66,896	$75,799

The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2005.